EXHIBIT 99.2

NEWS RELEASE	For Release
CONTACT:	Aug. 8, 2005, 8 a.m. Eastern Time
Patty Frank, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685
Kendle Raises Full Year Earnings Guidance
CINCINNATI, Aug. 8, 2005 — Based on its solid second quarter 2005 results and continued improvement in operational and financial performance, Kendle (Nasdaq: KNDL) today announced it is raising its annual earnings guidance for the full year ending Dec. 31, 2005, by $0.14 per share to $0.79 to $0.84 per share. These guidance figures do not include the first quarter gain on early debt repayment of $300,000 in pre-tax income, or $0.02 per share, or the write-off of deferred state tax assets in the second quarter in the amount of $1.2 million, or $0.09 per share. Increased earnings guidance of $0.65 to $0.70 per share was previously announced April 28. The company expects revenue for the full year to be in the upper half of its previously announced guidance range of $200 to $210 million.
“Kendle is on the move to deliver strong sustainable growth and consistent improvement in financial results for our shareholders,” said Candace Kendle, PharmD, Chairman and Chief Executive Officer. “We will build on our track record of excellence in clinical development solutions to strengthen our position as a global player and accelerate growth in our market share.”
About Kendle
Kendle International Inc. (Nasdaq: KNDL) is among the world’s leading global clinical research organizations. We deliver innovative and robust clinical development solutions — from first-in-human studies through market launch and surveillance — to help the world’s biopharmaceutical companies maximize product life cycles and grow market share. With the expertise of our more than 1,800 associates worldwide, Kendle has conducted clinical trials or provided regulatory, pharmacovigilance and validation services in 70 countries. Investor kits are available upon request from Kendle, 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202, or from the company’s Web site at www.kendle.com.
Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company’s business, are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company’s ability to manage growth and to continue to attract and retain qualified personnel, the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, the Company’s ability to penetrate new markets, the fixed price nature of contracts or the loss of large contracts, cancellation or delay of contracts, the progress of ongoing contracts, the ability to maintain existing customer relationships or enter into new ones, cost overruns, the Company’s sales cycle, the effects of exchange rate fluctuations, and other factors described in the Company’s filings with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. All information in this release is current as of Aug. 8, 2005. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
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